Exhibit 99.1

April 28, 2009

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports First Quarter 2009 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2009. Indicative of the current economic environment and extreme depression of the steel industry, sales revenues of $147.1 million are 60 percent lower than first quarter 2008, and declined 45 percent from fourth quarter 2008.

Sales volume was 156,884 net tons, a decline of 66 percent from first quarter 2008, and down 19% from fourth quarter 2008.

During the quarter, due to declining sales value for its finished goods, CSI recorded a non-cash charge of $35 million for writing down inventory to market value as CSI’s inventory values are carried at the lower of cost or market (LCM).

EBITDA, as adjusted, for the quarter is $20.4 million, 23 percent lower than first quarter 2008 results of $26.6 million. The net loss for the period is $15.3 million, compared with first quarter 2008’s net income of $9.6 million. This net loss is fundamentally attributed to the LCM write- down adjustment.

“We look to our results before the inventory value adjustment as a positive picture of our operations, which reflected results of net income, a sound position in today’s economic reality,” said Vicente Wright, President & Chief Executive Officer.

“This speaks very highly of CSI’s employees, of their dedication and creativity towards all that they have contributed to help our company through these very difficult times,” he continued.

In addition to the lower sales volumes, average sales prices were down 33 percent from fourth quarter 2008, although up 21 percent from first quarter 2008.

There is no outstanding balance under the Company’s Revolving Credit Agreement as of March 31, 2009, with availability of over $103 million. The Company has a balance of cash and cash equivalents as of March 31, 2009 of $73.1 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended
	3/31/09	3/31/08
Billed net tons	156,884	464,962
Net sales revenue	$147,067	$369,197
Cost of sales	$168,320	$345,070
SG&A	$4,406	$5,005
Operating (Loss) income	$(25,659)	$17,321
Interest expense, net	$2,321	$2,453
(Loss) Income before tax	$(25,108)	$16,043
Net (Loss) Income	$(15,333)	$9,608

Depreciation	$8,220	$8,078
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$72,548	$79,735
Investing Activities	$(10,317)	$(8,053)
Financing Activities	$0	$(26,500)
EBITDA	$(14,567)	$26,574
Add back inventory write down for LCM adjustment	$35,000	—
EBITDA, as adjusted	$20,433	$26,574

Certain amounts for the prior period have been reclassified to conform to the current period.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.